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EXHIBIT 99(a)

        Conference Call Presentations on January 31, 2002 by Michael D. Eisner, Chairman and Chief Executive Officer, Robert A. Iger, President, and Thomas O. Staggs, Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company

THOMAS O. STAGGS:

        Last quarter we told you to expect softness in our broadcasting results and at our theme parks due in large measure to the difficult economy and the broad-scale disruption in travel patterns; and those factors generally played out along the lines we anticipated. We also told you that we would focus on driving greater efficiency in our operations and that we would come out of this downturn in an even better position to deliver growing earnings, cash flow and capital returns.

        In fact, we achieved some of our targeted cost savings earlier than expected, most notably at our theme parks, which helped us generate somewhat better operating income than we had anticipated. We also emphasized that the fundamental strength of our brands, characters and creativity was intact and so too was the long-term value of the company. Consistent with those strengths, the success of our studio product and improved results from the Disney Stores during the quarter partially offset the difficult environment and helped drive our better-than-expected results.

        While the details of our earnings are contained in the press release issued this afternoon, I would like to highlight a few aspects of our report and give you some thoughts regarding near-term performance.

        While the ABC Network continues to be engaged in a relatively close ratings race with the other major broadcast networks, our ratings are still down relative to last year. In a few minutes, Bob Iger will discuss the steps we have taken—and will take—to improve our performance, but the combination of these ratings and the weak ad market led to very difficult results in our broadcasting businesses.

        The advertising market also impacted our cable networks, with the obvious exception of the Disney Channel. However, continued growth in subscriber revenues at the ESPN Networks and at our domestic and international Disney Channels more than offset the soft marketplace, giving us growth in our cable businesses as a whole. At our U.S. Disney Channel alone, subscribers are up by more than 13 million versus last year, to a total of 78 million. Our start-up services Toon Disney and SoapNet continue to narrow their losses and thereby also helped our results relative to last year.

        Looking ahead, we have not yet seen clear signs of a rebound in the advertising market and therefore expect the trends that impacted Media Networks business in the first quarter to continue. We also expect the winter Olympics to dampen the sports advertising market, making year-over-year comparisons in the second quarter for ESPN more difficult.

        Despite the market conditions, we feel that the overall strategic positioning of our television and cable businesses continues to improve. Together with Soapnet and ABC Family, the ABC Network and stations represent a cohesive programming group, which we will further develop, cross-leverage and grow. The Disney Channel's reach continues to broaden both domestically and internationally, which enhances and strengthens the Disney brand around the world. And ESPN is further extending its position as the worldwide leader in sports, most recently with the addition of valuable rights to the NBA.

        At our Parks and Resorts segment, expected declines in attendance and occupancy compared to our record-setting quarter of last year led to decreased results. At Walt Disney World, attendance declined by a little more than 20%, while occupancy levels were down by slightly less than the 20 percentage points that we had anticipated. And while attendance was up at Disneyland due to our new Disney's California Adventure theme park, our park promotions and greater proportion of local attendees resulted in slightly more than 10% lower per capita spending.

        As expected, we are seeing gradual improvement in attendance and booking trends with the exception of the international tourist segment, which has yet to rebound meaningfully. Overall attendance at Walt Disney World is now running down 13-15%. At Disneyland, attendance is up over last year, again led by domestic—and especially local—visitation.

        From an advance reservation standpoint, our current pace of bookings is roughly on a par with last year's, although our total number of reservations on the books is still well short of our year-ago levels. Our cruise business continues to show strong occupancies and actually has slightly more reservations on the books than it did at this time last year. Our newest park, Tokyo DisneySea, also continues to perform well and seem to be relatively unaffected by the tough environment in the United States. Overall, we believe that the most difficult period is behind us and that when the economy recovers, our parks will be well positioned to rebound briskly.

        On the Studio side, our results were roughly in line with prior year performance, even in the face of a difficult comparison resulting from the holiday release of "Toy Story II" on home video last year. The theatrical highlight of the quarter was, of course, the performance of "Monsters, Inc.," which so far has generated more than $250 million in domestic box office receipts.     The quarter's home video slate was also very strong, led by "Pearl Harbor," "The Princess Diaries" and "Snow White and the Seven Dwarfs." We continue to benefit from the growth in DVD, as evidenced by the fact that more than 45% of the units sold on the three titles I just named were DVDs.

        In Consumer Products, our operating income came in very close to that of the prior year. The slight decline reflected the negative impact of the strong dollar on international operations, and an industry-wide decline in PC game sales. Those factors were offset in large measure by solid holiday performance at The Disney Store worldwide and licensing results that held their own versus the prior year despite the difficult environment.

        Given the factors that I have just cited, we expect to report a percentage decrease in total operating profit for our segments for the second quarter that is roughly on par with the percentage decline we experienced in the first quarter. While there is still considerable uncertainty in the current environment, especially with regard to the timing of an upturn in the economy, we expect to see improved market conditions in the later part of our fiscal year and a corresponding improvement in our results. Subject to this improvement, we still believe that a total operating income decline of roughly 15% for the last three fiscal quarters combined is achievable.

        As we've said, this near-term view is subject to uncertainty. Nonetheless, near-term trends should not obscure the fact that Disney's longer-term story and fundamental value are intact. We remain extremely confident that we will manage through this period while gaining market share in key businesses and driving greater efficiency in our operations.

        With that, let me turn the call over to Bob Iger.

ROBERT A. IGER:

        Since our last quarterly earnings call we:

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  made a major personnel change at ABC, in order to improve our primetime performance;

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  entered into an historic, company-wide agreement with the NBA that will increase the value of ESPN, the ABC television network and other participating business units;

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  started an aggressive and successful integration process with ABC Family which has already made tangible progress;

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  achieved great box office success with the release of our newest franchise "Monsters, Inc.";

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  generated an increase in sales revenue across our portfolio of Disney Stores with Japan reporting an increase of 20% in comp store sales for the quarter; and

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  delivered more prime time adult viewers age 18-49 in December across our collective media assets than any other company.

        Thus, even in this challenging economic environment, Disney continues to invest in, reinvigorate, strengthen and expand our most important assets—our brands and our content. And as 2002 unfolds, we will continue to focus on our near-term priorities as well as our long-term strategies for growth. In the near term, you should expect us to continue to:

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  launch new entertainment product to drive revenue growth and market share, especially Internationally;

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  reinvest in core businesses and build on existing franchises; and

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  effectively manage businesses that are facing either external or internal challenges.

        In terms of launching new entertainment product, in the last quarter alone, in addition to "Monsters, Inc.," we also broadcast People's Choice award-winning television programs like "My Wife and Kids" and "Alias," released best-selling DVD titles such as "Pearl Harbor" and "The Princess Diaries," and saw the first full quarter of operations of our spectacular new theme park—Tokyo DisneySea.

        This March, Walt Disney Studios in Paris opens, which will complement Disneyland Paris by broadening the entertainment value of the resort for our visitors in Europe. Later this decade, we look forward to the opening of Hong Kong Disneyland, which will be an important entry platform for The Walt Disney Company in the world's most populous region—China.

        In terms of investing in and building out core businesses, a strong example is our deal with the NBA for ESPN and ABC Sports. ESPN is now the only domestic program service that offers NFL, college football, Major League Baseball, NHL and NBA games. With the strength of its league offerings, and strong original content like "SportsCenter" and "X-Games," ESPN is an even more important service to cable and satellite operators for acquiring new subscribers, retaining existing ones, and securing greater local advertising revenue.

        As part of our NBA deal, ESPN and ESPN2 will air the majority of the games but this package also is extremely important to ABC. ABC Sports will broadcast 15 regular series games as well as post-season games, including the entire best-of-seven championship series. Beyond the NBA games, our agreement also provides for related NBA programming to be covered by a wide array of our businesses on a global basis including ESPN Classic, ESPNEWS, ABC Family, ESPN Radio and ESPN.com. This deal clearly plays to the strengths of our company and its multiple platforms, and further solidifies our platforms' value to the consumer, as well as to cable and satellite providers.

        We are moving forward with these top-line growth goals while continuing to handle some near-term challenges.

        A key priority for the Company is improving the primetime performance of ABC. Although we cannot influence the recovery of the ad market, we have taken crucial steps to drive the turnaround of ABC to build market share and improve our positioning in the current scatter marketplace and next upfront sales period.

        On January 7th, we appointed Susan Lyne President of ABC Entertainment, and we expect that she will infuse primetime with the same outstanding product she developed in movies and miniseries. With films such as "Anne Frank," "Tuesdays with Morrie," "Life with Judy Garland," "Cinderella" and "Annie," Susan has demonstrated that quality product and commercial appeal are not mutually exclusive. Beginning with the development process for next season's new programs, Susan will shape the resurgence of the network.

        With strong anchor programming, we do not believe the turnaround of ABC primetime to be a very long-term process—it is possible that just two to three hit shows can turn the tide for ABC. Currently, the second, third and fourth ranked networks in primetime are essentially tied while the #1 network leads by 7/10th of a rating point among adults 18-49. In the case of CBS, "Survivor" contributes 2/10ths of a rating point to its total primetime rating among adults 18-49. Thus, it is easy to see how the overall positioning of a network can improve dramatically on the strength of a few hit series.

        To improve the economics of network television, we also believe the future is about programming across multiple channels in an effective and cohesive way. This was the strategy behind our cable asset SoapNet, now in 20 million homes, which leverages the content of ABC Daytime's soaps. With ABC and ABC Family, our goal is to create mutually reinforcing programming outlets, just as we've done with the ESPN suite of services.

        We're already seeing signs of success as ABC Family catches on with viewers. ABC Family had its most-watched quarter in history among total viewers, young adults, and women for the period ended December 31, 2001. Since we've launched a new schedule this January, ratings among young adults are up 25% over prior year.

        We are maintaining our overall focus on new content development, and reinvigorating existing businesses while handling some challenged operations. The small sample of initiatives I've just outlined will allow The Walt Disney Company to drive growth by maintaining or increasing our leading market share position across numerous consumer segments.

        And, on the bottom line, as Tom discussed, throughout our organization we are focused on managing costs and improving our efficiency to better position our businesses when the economy rebounds, and we have made tangible progress in this area. Although the condition of the economy this year will have a major impact on our performance, we are emerging a more efficient organization. The continual fueling of content creation leaves us well positioned to face the future.

        I now will turn the call over to Michael.

MICHAEL D. EISNER:

        Before I begin my remarks, I just want to mention an issue that has been in the public debate the last few weeks—auditor independence. Until now, Disney has engaged our outside auditors for consulting services only with the approval of the Board's Audit Committee, which is composed of independent directors. I believe this approach has served the company well. Nonetheless, the routinely accepted practice of engaging auditors to also perform consulting services has been highly criticized recently.

        While the debate over the appropriateness of this practice will likely go on for some time, with legitimate arguments on both sides, we have decided to take decisive and immediate action. Going forward, we will not be entering into any new consulting arrangements with our outside auditors. We are currently evaluating the consulting contracts between our auditors and Disney that are already in place. PriceWaterhouseCoopers, our outside auditors, announced this morning that they will separate their consulting and audit functions into two different firms. Assuming that they complete that separation on a timely basis, we anticipate that many of those current assignments will continue.

        As for the first quarter, the message is clear and simple: we are firmly on the course we laid out for you several months ago.

        Let me emphasize that the kind of performance that the company posted during the first quarter is not acceptable over the long run, but over the short run it is what we had anticipated. As we also indicated to you in November, we expect that the worst is behind us and that the balance of the year will show progress as we regain solid footing for future growth.

        Bob and Tom summarized some of the important steps we have taken since our last earnings report to address current challenges and move toward the kind of growth for which our company is historically known.

        All of these encouraging initiatives and trends have one thing in common—quality content that is distinct, differentiated and embraced by millions. Yes, as we told you, this is going to be a challenging year, as it will be for many companies. But, we are approaching it after making some hard-nosed business decisions to improve efficiency and being guided by a clear-eyed strategy to enhance our position as the world's premier content provider.

        One of the many virtues of being a quality content provider is that you can pretty safely predict a floor of performance, but the potential ceiling is practically unlimited. With films from "The Lion King" to "Tarzan" to "Sixth Sense" to "Monsters, Inc.," we were assured a reasonable level of profitable success. But, when these films broke out, the upside was enormous. So as we look to the rest of 2002, we feel we have a great range of projects in the wings, such as the Peter Pan sequel, "Return to Neverland," the Disney live-action film, "The Rookie," M. Night Shyamalan's "Signs," starring Mel Gibson, our summer animated feature, "Lilo & Stitch," the film "Country Bears," based on the popular theme park attraction, and this fall's animated film, "Treasure Planet." In addition, we have an entire new theme park in Paris, the new Bug's Life adventure land at Disney's California Adventure, the upcoming Space Pavilion at Epcot and on and on. All of these efforts are about the timeless appeal of great content, which will help us weather the current economic adversity and catapult our performance when the economy turns around.

        As you know, there are already signs that the economy is coming back. The fourth quarter GDP actually posted a gain, and the Conference Board's Consumer Confidence Index, which had declined dramatically from September through November, rebounded sharply in December, jumping from 84.9 to 93.7 and nearly another three points in January to 97.3. This, of course, is often a leading indicator of improved economic performance, especially at our Parks.

        And, ultimately, consumers are what Disney is all about. More than almost any other company, we have a strong and direct affinity with the consuming public. Millions of people every day turn to Disney for family entertainment and turn to ESPN for sports entertainment. They turn to ABC and the History Channel and A&E and Lifetime and SoapNet and ABC Family and Touchstone and Miramax, making a direct connection with our company and all that it has to offer.

        This makes us incredibly well positioned when the economy begins to grow. There is no question that we have the brands and the breadth to gain new momentum well into the future.

        Last November, we told you where we would be today. Today, we're telling you where we're going. It won't happen overnight, but we are now one difficult quarter closer to a new day of growth at The Walt Disney Company.

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  EXHIBIT 99(a)